Exhibit 2.2

                          AMENDMENT TO MERGER AGREEMENT

                                       AND

                                 PLAN OF MERGER


        This Amendment to Merger Agreement and Plan of Merger (this "Amendment") amends that certain Merger Agreement and Plan of Merger (the "Merger Agreement") by and among American Physicians Service Group, Inc., APSG ACQCO, Inc. and American Physicians Insurance Exchange dated June 1, 2006.

                                R E C I T A L S:

         Each parties' Board of Directors believes it is in its and its prospective owners' best interests to amend the Merger Agreement as set forth in this Amendment.

                                                A G R E E M E N T:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made each APSG Party and the Insurance Company agree as follows:

         1. Definitions.

                  A. Unless otherwise specifically defined in this Amendment, capitalized terms shall have the definitions set forth in the Merger Agreement.

                  B. The definition of "Expiration Date" in Article I of the Merger Agreement is hereby amended to mean March 31, 2007.

         2. Charter and Bylaws. The Certificate of Formation of the Insurance Company attached to the Merger Agreement as Exhibit F is hereby deleted and replaced in its entirety with the Certificate of Formation attached as Exhibit F to this Amendment. Furthermore, the Amended and Restated Bylaws of the Insurance Company attached to the Merger Agreement as Exhibit G are hereby deleted and replaced in their entirety with the Amended and Restated Bylaws attached as Exhibit G to this Amendment. Except for the substitution of these exhibits,
Section 2.6 of the Merger Agreement shall remain in full force and effect in accordance with its terms.

         3. Effect on Capital Stock. Section 2.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  2.8      Effect on Capital Stock.

                  At the Effective Time, because of the Merger and without any action on the part of APSG Parent, APSG Merger Sub or the Insurance
         Company:

          (a)  Conversion of Insurance  Company  Preferred Stock.  Each share of
               Insurance   Company   Preferred  Stock  issued  pursuant  to  the

               Conversion and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, a like number of shares of APSG Parent Preferred Shares. The APSG Parent Preferred Shares will have the same redemption and dividend provisions as the Insurance Company Preferred Stock. There will not be any certificates issued to represent the outstanding Insurance Company Preferred Stock in the Conversion, and the holders of Insurance Company Preferred Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Preferred Stock except the right to receive APSG Parent Preferred Shares. Immediately following the Effective Time, APSG will be the holder of all of the issued and outstanding Insurance Company Preferred Stock.

          (b)  Conversion of Insurance Company Common Stock. Subject to Sections
               2.10 and 2.12, each share of Insurance Company Common Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, the number of APSG Parent Common Shares equal to the Exchange Ratio. There will not be any certificates issued to represent the outstanding Insurance Company Common Stock in the Conversion, and the holders of Insurance Company Common Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Common Stock except the right to receive: (i) the APSG Parent Common Shares as determined herein and (ii) cash in lieu of fractional APSG Parent Common Shares under Section 2.10, in each case without interest (together with the APSG Parent Preferred Shares, collectively, the "Merger Consideration"). Immediately following the Effective Time, APSG will be the holder of all of the issued and outstanding Insurance Company Common Stock.

          (c) Rights Associated with Insurance Company Common Stock and Insurance Company Preferred Stock. Since there will not be any certificates issued to represent the outstanding Insurance Company Common Stock or Insurance Company Preferred Stock, the holders of Insurance Company Common Stock and Insurance Company Preferred Stock will have only the right to receive their respective Merger Consideration.

          (d) Certain Additional Definitions. For this Agreement the following terms will have the indicated meanings:

                  "Announcement Exchange Ratio" means (a) the quotient of (i) the Purchase Price divided by (ii) the Announcement Market Price; divided by (b) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Announcement Exchange Ratio would be 0.210 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

                    (($30,000,000 / $14.28) / 10,000,000) = 0.210

                  "Announcement Market Price" means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the date this Agreement is fully executed by all of the Parties and announced to the public by appropriate SEC filings and the issuance of the mutually agreed upon press release, which price is $14.28 per share.

                  "Closing Exchange Ratio" means the Announcement Exchange Ratio; provided, however, that in the event the Closing Market Price is more than 115% of the Announcement Market Price or is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal:

                  (i) if the Closing Market Price is more than 115% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 115% divided by
         (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, the Closing Market Price is $17.14 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be 0.201 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

                    (($30,000,000 x 115%) / $17.14) / 10,000,000 = .201

                  (ii) if the Closing Market Price is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 85% divided by
         (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, the Closing Market Price is $11.42 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be 0.223 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

                    (($30,000,000 x 85%) / $11.42) / 10,000,000 = 0.223

                  "Closing Market Price" means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the Closing Date.

                  "Insurance Company Common Equity" means the aggregate number of shares of Insurance Company Common Stock that the Subscribers and certain policyholders of the Insurance Company become entitled to receive in the Conversion.

                  "Present Value of the Redemption Obligation" means the net present value of the stream of payments authorized by TDI (as of the Closing) that must be made by the Insurance Company to comply with the mandatory redemption features of the Insurance Company Preferred Stock issued in the Conversion in full satisfaction of the Refundable Deposit determined on the basis of a constant discount rate of 5.35%.

                  "Purchase Price" means $39 million, less the Present Value of the Redemption Obligation.

         4. Due Authorization. Each of the Parties represents and warrants to the other Parties that it has the relevant entity power and authority to execute and deliver this Amendment and has taken all necessary action to authorize the execution and delivery of this Amendment.

         5. Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain binding and enforceable in accordance with its terms.



                            [signature page follows]

               Signature Page to the Amendment to Merger Agreement
                               and Plan of Merger


         IN WITNESS WHEREOF, the Parties have executed this Amendment as of the 25th day of August, 2006.

                       American Physicians Service Group, Inc.



                       By:      /s/ Ken Shifrin
                              -------------------------------------------------
                       Name:    Ken Shifrin
                              -------------------------------------------------
                       Title:   Chairman of the Board
                              -------------------------------------------------


                       APSG ACQCO, INC.



                       By:       /s/ Ken Shifrin
                               ------------------------------------------------
                       Name:     Ken Shifrin
                               ------------------------------------------------
                       Title:    President
                               ------------------------------------------------


                       American Physicians Insurance Exchange



                       By:       /s/ Norris C. Knight, Jr. M.D.
                               ------------------------------------------------
                       Name:     Norris C. Knight, Jr. M.D.
                               ------------------------------------------------
                       Title:    Chairman of the Board
                               ------------------------------------------------